CONSENT OF INDEPENDENT AUDITORS



Board of Trustees and Shareholders
Evergreen Utilities and High Income Fund:



We consent to the use of our report dated March 16, 2004, included in this Registration Statement, and to the references to our firm under the caption "EXPERTS" in the Statement of Additional Information.


                                                      KPMG LLP
                                                     /s/ KPMG LLP

Boston, Massachusetts
April 19, 2004